SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                            SCHEDULE 13D/A
                            (Rule 13d-101)

              FORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                            RULE 13d-2(a)

                         (Amendment No. 9)


                        AMDOCS LIMITED
----------------------------------------------------------------------
                      (Name of Issuer)

                Ordinary Shares, par value (pound)0.01
----------------------------------------------------------------------
                  (Title of Class of Securities)


                         G02602 10 3
----------------------------------------------------------------------
                       (Cusip Number)

                      Wayne Wirtz, Esq.
                   SBC Communications Inc.
                      175 East Houston
                    San Antonio, TX 78205
                        (210) 351-3736
----------------------------------------------------------------------
          (Name and Address, and Telephone Number of Person
          Authorized to Receive Notices and Communications)

                          June 15, 2004
----------------------------------------------------------------------
         (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box[ ].

                 (continued on following pages)
                     (Page 1 of 11 Pages)

---------------------------------------- -------------------------------------
CUSIP NO. G02602 10 3             13D/A                     Page 2 of 11 Pages

----------------------------------------   -----------------------------------
------- -----------------------------------  ---------------------------------
1       NAME OF REPORTING PERSON                       SBC COMMUNICATIONS INC.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON           43-1301883
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                     (b) [   ]
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
3       SEC USE ONLY
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
4       SOURCE OF FUNDS                                                     AF
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                         [  ]
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                          Delaware
------- ----------------------------------------------------------------------
------------------------ ----- -----------------------------------------------
       NUMBER OF         7     SOLE VOTING POWER                             0
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
------------------------ ----- -----------------------------------------------
------------------------ ----- -----------------------------------------------
                         8     SHARED VOTING POWER                  15,147,698

------------------------ ----- -----------------------------------------------
------------------------ ----- -----------------------------------------------
                         9     SOLE DISPOSITIVE POWER                        0

------------------------ ----- -----------------------------------------------
------------------------ ----- -----------------------------------------------
                         10    SHARED DISPOSITIVE POWER             15,147,698

------------------------ ----- -----------------------------------------------
-------- ---------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                   15,147,698

-------- ---------------------------------------------------------------------
-------- ---------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                [   ]
-------- ---------------------------------------------------------------------
-------- ---------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               7.4%

-------- ---------------------------------------------------------------------
-------- ---------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                           HC

-------- ---------------------------------------------------------------------

---------------------------------------- -------------------------------------
CUSIP NO. G02602                   13D/A                    Page 3 of 11 Pages

---------------------------------------- -------------------------------------
------- ----------------------------------------------------------------------
1       NAME OF REPORTING PERSON                       SBC INTERNATIONAL, INC.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON           43-1380735
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                     (b) [   ]
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
3       SEC USE ONLY
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
4       SOURCE OF FUNDS                                                     WC
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                         [  ]
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                          Delaware
------- ----------------------------------------------------------------------
------------------------ ----- -----------------------------------------------
       NUMBER OF         7     SOLE VOTING POWER                             0
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
------------------------ ----- -----------------------------------------------
------------------------ ----- -----------------------------------------------
                         8     SHARED VOTING POWER                  15,147,698

------------------------ ----- -----------------------------------------------
------------------------ ----- -----------------------------------------------
                         9     SOLE DISPOSITIVE POWER                        0

------------------------ ----- -----------------------------------------------
------------------------ ----- -----------------------------------------------
                         10    SHARED DISPOSITIVE POWER             15,147,698

------------------------ ----- -----------------------------------------------
--------- --------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                                  15,147,698
--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN
          ROW (11) EXCLUDES CERTAIN SHARES                               [   ]
--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              7.4%

--------- --------------------------------------------------------------------
--------- --------------------------------------------------------------------
14        TYPE OF REPORTING PERSON                                          CO

--------- --------------------------------------------------------------------

---------------------------------------- -------------------------------------
CUSIP NO. G02602 10 3              13D/A                    Page 4 of 11 Pages

---------------------------------------- -------------------------------------
------- ----------------------------------------------------------------------
1       NAME OF REPORTING PERSON                      SBC OPTION DELIVERY, LLC
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                     (b) [   ]
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
3       SEC USE ONLY
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
4       SOURCE OF FUNDS                                                     WC
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                         [  ]
------- ----------------------------------------------------------------------
------- ----------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                          Delaware
------- ----------------------------------------------------------------------
------------------------- ----- ----------------------------------------------
       NUMBER OF          7     SOLE VOTING POWER                            0
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
------------------------- ----- ----------------------------------------------
------------------------- ----- ----------------------------------------------
                          8     SHARED VOTING POWER                  7,595,823

------------------------- ----- ----------------------------------------------
------------------------- ----- ----------------------------------------------
                          9     SOLE DISPOSITIVE POWER                       0

------------------------- ----- ----------------------------------------------
------------------------- ----- ----------------------------------------------
                          10    SHARED DISPOSITIVE POWER             7,595,823

------------------------- ----- ----------------------------------------------
-------- ---------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                    7,595,823
-------- ---------------------------------------------------------------------
-------- ---------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                [   ]
-------- ---------------------------------------------------------------------
-------- ---------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               3.7%

-------- ---------------------------------------------------------------------
-------- ---------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                           CO

-------- ---------------------------------------------------------------------

                                                            Page 5 of 11 Pages


                         AMENDMENT NO. 9 TO SCHEDULE 13D
                           RELATING TO ORDINARY SHARES
                                OF AMDOCS LIMITED


         This statement on Schedule 13D filed on February 22, 2000 (the "Original 13D"), as amended by Amendment No. 1 filed on February 22, 2001, Amendment No. 2 filed on February 27, 2001, Amendment No. 3 filed on June 21, 2001, Amendment No. 4 filed on December 7, 2001, Amendment No. 5 filed on December 7, 2001, Amendment No. 6 filed on January 31, 2002, Amendment No. 7 filed on September 9, 2002, and Amendment No. 8 filed on November 14, 2002 by SBC Communications Inc. ("SBC") is hereby further amended to report the disposition of shares of Amdocs Limited (the "Company").


Item 1.  Security and Issuer

         This statement relates to the Ordinary Shares, par value (pound)0.01 (the "Shares"), of Amdocs Limited, a company organized under the laws of the Island of Guernsey. The Shares trade on the New York Stock Exchange under the symbol "DOX". The principal executive office of the Company is Suite 5, Tower Hill House Le Bordage, St. Peter Port, Island of Guernsey, GY1 3QT Channel Islands.


Item 2.  Identity and Background

(c) The name, and principal occupations of each executive officer and director of SBC, SBC International, Inc. ("SBCI"), and SBC Hedging Management, LLC (as manager of SBC Option Delivery, LLC ("SBCO")) are set forth in Exhibits I, 2 and 3 hereto, respectively, and incorporated herein by reference. The principal business address for the named individuals on Exhibits 1, 2 and 3 is 175 E. Houston,
         San Antonio, Texas, 78205, USA.


Item 4.  Purpose of Transaction

         On June 15, 2004, SBCO sold 5,150,000 Shares. During the period beginning on November 13, 2002, and ending June 14, 2004, SBC also disposed of 1,527,728 Shares through open market sales and employee bonuses.

                                                            Page 6 of 11 Pages


Item 5.  Interest in Securities of the Issuer

(a) SBCI, a wholly-owned subsidiary of SBC, beneficially owns 15,147,698 Shares representing 7.4% of the outstanding ordinary Shares class. SBCO, a wholly-owned subsidiary of SBCI, beneficially owns 7,595,823 Shares representing 3.7% of the outstanding ordinary Shares class. As of March 31, 2004, the capital structure of the Company consists of 206,019,000 Shares (according to Form 6-K filed by the Company on June 10, 2004). SBC possesses ultimate beneficial ownership of the reported Shares by virtue of its ownership of SBCI and SBCO.

(b)      SBCI beneficial ownership interest:
              Percent of class............................................7.4%
              Sole power to vote or to direct the vote................0 Shares
              Shared power to vote or to direct the vote.....15,147,698 Shares
              Sole power to dispose or to direct the disposition of...0 Shares Shared power to dispose or direct the disposition of...........................15,147,698 Shares

         SBCO beneficial ownership interest1:
              Percent of class............................................3.7%
              Sole power to vote or to direct the vote................0 Shares
              Shared power to vote or to direct the vote......7,595,823 Shares
              Sole power to dispose or to direct the disposition of...0 Shares Shared power to dispose or direct the disposition of............................7,595,823 Shares

         1 Each of SBC and SBCI has ultimate control over these Shares by virtue of their ownership of SBCO.

(c) During the last sixty days, SBCO disposed of Shares as follows:

    ----------------- ------------------- ---------------- -------------------
    Transaction Date  Type of Transaction Number of Shares Average Price
                                                           Per Share
    ----------------- ------------------- ---------------- -------------------
    ----------------- ------------------- ---------------- -------------------
     06/15/04         Open Market Sales   5,150,000         $24.01
    ----------------- ------------------- ---------------  -------------------


(d) None.

(e) Not applicable.

                                                            Page 7 of 11 Pages

Item 7.  Material to be Filed as Exhibits

Exhibit No.   Description

1             Directors and Executive Officers of SBC Communications Inc.

2             Directors and Executive Officers of SBC International, Inc.

3 Directors and Executive Officers of SBC Hedging Management, LLC (as manager of SBC Option Delivery, LLC)

                                                           Page 8 of 11 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    SBC COMMUNICATIONS INC.



Dated:  June 17, 2004               By:/s/James S. Kahan
                                       James S. Kahan
                                       Senior Executive Vice President -
                                       Corporate Development


                                    SBC INTERNATIONAL, INC.



Dated:  June 17, 2004              By:/s/James S. Kahan
                                       James S. Kahan
                                       Executive Vice President - Development


                                     SBC OPTION DELIVERY, LLC

                                     By SBC Hedging Management, LLC
                                        Manager of SBC Option Delivery, LLC



Dated:  June 17, 2004               By:/s/ Hal E. Rainbolt
                                       Hal E. Rainbolt
                                       Director, SBC Hedging Management, LLC